EXHIBIT 5.1

December 3, 2014

Elizabeth Arden, Inc.
2400 S.W. 145 Avenue
Miramar, Florida 33027

Ladies and Gentlemen:

        On the date hereof, Elizabeth Arden, Inc., a Florida corporation ("the Company"), filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the offering and sale by the Company of up to 1,250,00 shares (the "Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock"), to be issued under the Elizabeth Arden, Inc. 2010 Stock Award and Incentive Plan, as amended and restated (the "2010 Plan"). I have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement with the Commission.

        In connection therewith, I have examined the Company's Amended and Restated Articles of Incorporation, as amended, and the Amended and Restated By-laws, resolutions of the Board of Directors of the Company and Compensation Committee of the Board of Directors of the Company and such other corporate documents and records, certificates of public officials and questions of law as I have deemed necessary or appropriate for purposes of this opinion. I have also reviewed the relevant statutory provisions of the Florida Business Corporation Act and such other legal authority in Florida as I have deemed relevant.

        Based upon and subject to the foregoing, I am of the opinion that when the Registration Statement becomes effective under the Securities Act, and the Shares have been issued in accordance with the terms and conditions of the 2010 Plan, the Shares will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

        I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption "Interests of Named Experts and Counsel."

Very truly yours,

/s/ Oscar E. Marina

Oscar E. Marina, Esq. Executive Vice President, General Counsel and Secretary

2400 SW 145 Avenue Miramar, Florida * Phone (954) 364-6900